Exhibit 99.1
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Contact: Brittany Voss
(651) 355-4596
Brittany.Voss2@chsinc.com

CHS Reports $273.6 Million in Fiscal 2021 Third-Quarter Net Income
Strongest third-quarter net earnings since 2014; $50 million of additional owner equity redemptions authorized in 2021

ST. PAUL, MINN. (July 8, 2021) - CHS Inc., the nation’s leading agribusiness cooperative, today released results for its fiscal third quarter ended May 31, 2021. The company reported net income of $273.6 million compared to $97.6 million in the third quarter of fiscal year 2020, an increase of 180.2%. Significant year-over-year earnings growth in all business segments – Energy, Ag and Nitrogen Production – and Corporate and Other businesses each contributed to the increase.

Reflecting strong company performance, the CHS Board of Directors has approved $50 million in additional equity redemptions to member cooperatives and individual owners since the December 2020 CHS Annual Meeting. The increase is incremental to $33 million in approved equity redemptions announced at the 2020 annual meeting, for a total of $83 million in planned owner equity redemptions in fiscal 2021. A distribution of $30 million in cash patronage was also made to owners in early calendar 2021, based on business transacted with CHS in fiscal 2020.

"Robust performance across CHS resulted in a very strong third quarter," said Jay Debertin, president and CEO of CHS Inc. "Strong global demand in agricultural markets and the hard work we have been doing to gain efficiencies across our supply chain led to higher volumes in nearly every business area, significantly improving our Ag segment earnings compared to the prior year’s third quarter.

"We also are seeing increasing momentum in pandemic recovery as restrictions ease and vaccination efforts progress, which has had a favorable impact on our Energy segment results and overall performance."

Fiscal 2021 third-quarter highlights
•Revenues of $10.9 billion grew 50.9% from $7.2 billion in the third quarter of fiscal 2020.
•Earnings were up by more than 40% across all business segments (and Corporate and Other businesses) compared to both the second quarter of fiscal 2021 and the third quarter of the previous fiscal year.

Energy segment results
•Improved refined fuels margins resulted in fiscal 2021 third quarter margin gains, as did the absence of a $42.0 million noncash charge to reduce refined fuels inventories to their market value that impacted the prior year’s third quarter, but did not reoccur in the third quarter of fiscal 2021.
•Improved margins in the company’s refined fuels business were partially offset by significantly higher prices of renewable energy credits that had a negative impact on margins of approximately $82.0 million, less favorable pricing on heavy Canadian crude oil and lower propane margins due to the reversal of hedging gains recognized during the prior year.
•Overall, revenues increased by 24.2% and earnings increased by $59.6 million over the fiscal 2021 second quarter, reflecting volume and margin recovery from the effects of the pandemic.

Ag segment results
•Strong global demand drove commodity prices higher, and improved trade relations between the United States and foreign trade partners led to continued higher volumes for grain and oilseed, which significantly improved Ag segment earnings compared to the prior year’s third quarter.
•Higher overall margins were partially offset by mark-to-market losses for certain processing and food ingredients products, which the company expects to reverse over time.
•Lower volumes of feed and farm supplies were partially offset by increased volumes for agronomy products, stemming from stronger demand due to favorable weather conditions, compared with the previous year’s third quarter.

Other focus areas
•Nitrogen Production segment earnings increased in the quarter due to higher income attributed to increased sale prices of urea and urea ammonium nitrate.
•Favorable market conditions for edible oils and a recovery in sales volumes compared to earlier in the pandemic drove significantly increased income through the company’s investment in Ventura Foods, LLC.
•Focused cost-reduction initiatives, launched in fiscal 2021, continued to gain traction in reducing year-to-date marketing, general and administrative expenses.
•The company began to bring employees back to its global offices in full or hybrid capacities as pandemic restrictions lifted. The costs of these activities are not expected to be material.

For the nine months ended May 31, 2021, CHS reported net income of $305.0 million versus $401.0 million for the same period in fiscal 2020.

"We are encouraged by overall improvements in the global economy and the positive traction we’re gaining at CHS with initiatives focused on working more efficiently and effectively throughout the enterprise," said Debertin. "We are optimistic conditions will continue to improve over the next 12 months. The resilience of our employees and their commitment to our owners and customers has been inspiring and we look forward to the future and continued shared success."

CHS Inc. (www.chsinc.com) is a leading global agribusiness owned by farmers, ranchers and cooperatives across the United States. Diversified in energy, agronomy, grains and foods, CHS is committed to creating connections to empower agriculture, helping its farmer-owners, customers and other stakeholders grow their businesses through its domestic and global operations. CHS supplies energy, crop nutrients, seed, crop protection products, grain marketing services, production and agricultural services, animal nutrition products, foods and food ingredients, and risk management services. The company operates petroleum refineries and pipelines and manufactures, markets and distributes Cenex® brand refined fuels, lubricants, propane and renewable energy products.

This document and other CHS Inc. publicly available documents contain, and CHS officers and representatives may from time to time make, “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on CHS current beliefs, expectations and assumptions regarding the future of its businesses, financial condition and results of operations, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of CHS control. CHS actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not place undue reliance on any of these forward-looking statements. Important factors that could cause CHS actual results and financial condition to differ materially from those indicated in the forward-looking statements are discussed or identified in CHS filings made with the U.S. Securities and Exchange Commission, including in the "Risk Factors" discussion in Item 1A of CHS Annual Report on Form 10-K for the fiscal year ended August 31, 2020, and Item 1A of Part II of CHS Quarterly Report on Form 10-Q for the quarterly period ended May 31, 2021. These factors may include: changes in commodity prices; the impact of government policies, mandates, regulations and trade agreements; global and regional political, economic, legal and other risks of doing business globally; the impact of the ongoing COVID-19 outbreak or other similar outbreaks; the impact of market acceptance of alternatives to refined petroleum products; consolidation among our suppliers and customers; nonperformance by contractual counterparties; changes in federal income tax laws or our tax status; the impact of compliance or noncompliance with applicable laws and regulations; the impact of any governmental investigations; the impact of environmental liabilities; actual or perceived quality, safety or health risks associated with our products; the impact of seasonality; the effectiveness of our risk management strategies; business interruptions and casualty losses; the impact of workforce factors; our funding needs and financing sources; changes in the method of determining, or the replacement of, LIBOR; technological improvements that decrease the demand for our agronomy and energy products; our ability to complete, integrate and benefit from acquisitions, strategic alliances, joint ventures, divestitures and other nonordinary course-of-business events; security breaches or other disruptions to our information technology systems or assets; the impact of our environmental, social and governance practices; the impairment of long-lived assets; and other factors affecting our businesses generally. Any forward-looking statements made by CHS in this document are based only on information currently available to CHS and speak only as of the date on which the statement is made. CHS undertakes no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise except as required by applicable law.

CHS Inc. Earnings*
by Segment
(in thousands $)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2021	2020	2021	2020
Energy	$4,959	$(54,764)	$(116,908)	$246,309
Ag	140,131	95,360	237,185	60,653
Nitrogen Production	46,635	23,507	62,270	45,698
Corporate and Other	64,478	6,346	112,006	31,014
Income before income taxes	256,203	70,449	294,553	383,674
Income tax benefit	(17,469)	(27,052)	(10,130)	(18,258)
Net income	273,672	97,501	304,683	401,932
Net income (loss) attributable to noncontrolling interests	81	(147)	(350)	955
Net income attributable to CHS Inc.	$273,591	$97,648	$305,033	$400,977

*Earnings is defined as income (loss) before income taxes.